FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2007 SECOND QUARTER FINANCIAL RESULTS

PALO ALTO, Calif., July 30, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the second quarter ended June 30, 2007.

For the quarter ended June 30, 2007, the Company recorded total revenues of $25.4 million which consisted of $15.3 million of net product sales of Ranexa® (ranolazine extended-release tablets) and $10.1 million of collaborative research revenue. The $15.3 million of net product sales for sales of Ranexa represents an increase of 28 percent compared to the $12.0 million of net product sales recorded in the prior quarter ended March 31, 2007. The $10.1 million of collaborative research revenue includes $7.0 million relating to a milestone payment from a collaborative partner associated with the submission of a new drug application to the United States Food and Drug Administration for regadenoson. Collaborative research revenue also includes revenue primarily related to the reimbursement of certain regadenoson development costs from that collaborative partner.

Total revenues for the six months ended June 30, 2007 of $40.7 million consisted of $27.3 million of net product sales of Ranexa and $13.4 million of collaborative research revenue. This compares to total revenues of $11.9 million for the same period in the prior year, which consisted of $1.2 million of net product sales of Ranexa, $9.2 million of collaborative research revenue and $1.4 million of co-promotion revenue related to ACEON® (perdindopril erbumine) Tablets, which we ceased co-promoting in the quarter ended December 31, 2006.

Costs and expenses were $83.1 million for the quarter ended June 30, 2007, and included $18.6 million of non-recurring charges relating to the Company’s restructuring plan initiated in May 2007 to lower annual operating expenses through optimization of our field sales organization, enhanced R&D activities and reductions in SG&A spending. The $18.6 million of non-recurring charges includes $5.4 million of restructuring expenses, primarily related to severance benefits, and approximately $13.2 million of stock-based compensation expense related to accelerated vesting of employee stock options and the voluntary forfeiture of certain stock appreciation rights.

Excluding the impact of these non-recurring charges, costs and expenses for the quarter were $64.5 million compared to $80.4 million for the same quarter in 2006 and $71.2 million for the prior quarter ended March 31, 2007. The year-over-year decline was primarily due to lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of Ranexa and lower marketing expenses due to the end of the ACEON® co-promotion arrangement.

These decreases were partially offset by higher cost of sales due to higher net product sales of Ranexa.

For the six months ended June 30, 2007, total costs and expenses were $154.2 million. Excluding the impact of the non-recurring charges, costs and expenses for the six months were $135.7 million compared to $156.7 million for the same period in the prior year. The decrease for the six months ended June 30, 2007 compared to the same period in the prior year was primarily due to lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of Ranexa, lower marketing expenses due to the end of the ACEON® co-promotion arrangement and a reduction in research and development activities related to regadenoson. These decreases were partially offset by higher cost of sales due to higher net product sales of Ranexa.

For the quarter ended June 30, 2007, the Company reported a net loss of $57.6 million, or $0.97 per share. Excluding the impact of the non-recurring charges, net loss for the quarter was $39.0 million, or $0.66 per share. This compares to a net loss of $73.1 million, or $1.59 per share, for the same quarter in 2006 and $55.1 million, or $0.93 per share, for the prior quarter ended March 31, 2007.

At June 30, 2007, the Company had cash, cash equivalents, marketable securities and restricted cash of approximately $223.7 million.

Company management will webcast a conference call on July 30, 2007 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6247, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, August 7, 2007. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 10096713.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow--

CV THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In Thousands, Except Per Share Amounts)
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,

	2007	2006	2007	2006

Revenues:
Product sales, net	$15,315	$1,230	$27,304	$1,230
Collaborative research	10,093	4,869	13,354	9,245
Co-promotion	—	751	—	1,439

Total revenues	25,408	6,850	40,658	11,914

Costs and expenses *:
Cost of sales	2,392	353	3,949	353
Research and development	28,799	33,228	55,977	64,688
Selling, general and administrative	46,504	46,855	88,952	91,623
Restructuring charges	5,367	—	5,367	—

Total costs and expenses	83,062	80,436	154,245	156,664

Loss from operations	(57,654)	(73,586)	(113,587)	(144,750)
Other income (expense), net:
Interest and other income, net	3,222	3,662	7,265	7,518
Interest expense	(3,166)	(3,169)	(6,332)	(6,335)

Total other income (expense), net	56	493	933	1,183

Net loss	$(57,598)	$(73,093)	$(112,654)	$(143,567)

Basic and diluted net loss per share	$(0.97)	$(1.59)	$(1.91)	$(3.16)

Shares used in computing basic and diluted net loss per share	59,223	45,904	59,089	45,446

* Costs and expenses include non-recurring stock-based compensation expense related to the acceleration of stock options and the voluntary forfeiture of stock appreciation rights as follows:
Cost of sales	$109	$—	$109	$—
Research and development	4,606	—	4,606	—
Selling, general and administrative	8,471	—	8,471	—

Total non-recurring stock-based compensation charges	$13,186	$—	$ 13,186	$—

Reconciliation of GAAP Items to Non-GAAP Items:
Net loss, as reported	$(57,598)	$(73,093)	$(112,654)	$(143,567)

Adjustments:
Non-recurring stock-based compensation charges	13,186	—	13,186	—
Restructuring charges	5,367	—	5,367	—
Net loss, non-GAAP	$(39,045)	$(73,093)	$(94,101)	$(143,567)

Basic and diluted net loss per share, as reported	$(0.97)	$(1.59)	$(1.91)	$(3.16)
Adjustments	$0.31	$—	$0.31	$—

Basic and diluted net loss per share, non-GAAP**	$(0.66)	$(1.59)	$(1.59)	$(3.16)

Shares used in computing basic and diluted net loss per share	59,223	45,904	59,089	45,446

**The values shown above are exact; totals may not appear to sum due to rounding

CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)
	June 30, 2007	December 31, 2006

Assets:
Cash, cash equivalents, and marketable securities	$216,541	$ 325,226
Other current assets	41,635	40,269

Total current assets	258,176	365,495
Property and equipment, net	21,596	23,919
Other assets	27,966	32,042

Total assets	$307,738	$ 421,456

Liabilities and stockholders’ deficit:
Current liabilities	$31,980	$ 62,247
Convertible subordinated notes	399,500	399,500
Other long-term obligations	5,213	5,507
Stockholders’ deficit	(128,955)	(45,798)

Total liabilities and stockholders’ deficit	$307,738	$ 421,456